ATTACHMENT 1

                           CODE OF ETHICS AND CONDUCT

                        Reviewed and Updated: March 2016

As an investment adviser, GlobeFlex Capital, L.P. ("GlobeFlex") is a fiduciary. It and all of its employees and supervised persons owe its clients the highest duty of loyalty. It is crucial to GlobeFlex that each employee and supervised person of GlobeFlex (collectively "Employees") avoid conduct that is or may be inconsistent with GlobeFlex's duty of loyalty to its clients. It is also important for Employees to avoid actions that, while they may not actually involve a conflict of interest or an abuse of a client's trust, may have the appearance of impropriety.

The Investment Advisers Act of 1940 ("Advisers Act") requires GlobeFlex to maintain a code of ethics that, among other things, sets forth minimum standards of business conduct that are required of Employees, including that they comply with applicable Federal securities laws, and policies and procedures intended to implement those standards and to monitor compliance with certain laws and standards. Because GlobeFlex serves as a sub-adviser to a registered investment company, the Investment Company Act of 1940 ("Investment Company Act") also requires GlobeFlex to maintain a code of ethics containing provisions reasonably necessary to prevent Employees from engaging in certain prohibited activities. This Code of Ethics and Conduct (the "Code") sets forth policies and procedures intended to comply with those requirements and, beyond that, to state GlobeFlex's broader policies regarding GlobeFlex's and its Employees' discharge of their duty of loyalty to clients.

                                   I. GENERAL

BASIC PRINCIPLES. This Code is based on a few basic principles that are at the core of GlobeFlex's fiduciary duty and that should pervade all professional, as well as all investment-related personal, activities of all Employees: (i) the interests of GlobeFlex's clients come before GlobeFlex's or Employees' interests; (ii) each Employee's professional activities and personal investment activities must be conducted in a way that is consistent with this Code and avoid any actual or potential conflict between the interests of clients and those of GlobeFlex or the Employee; (iii) those activities must be conducted in a way that avoids any abuse of an Employee's position of trust with and responsibility to GlobeFlex and its clients, including taking inappropriate advantage of that position. All GlobeFlex Employees are responsible for conducting themselves in such a manner as to not cause any violations of applicable federal securities laws.

Beyond these general principles, the Code imposes specific procedures, restrictions and standards on Employees' activities.(1)



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(1)  Applicable regulations require codes of ethics to impose requirements on
     "access persons," generally defined as employees who, in the course of their normal duties, obtain information about clients' purchases or sales of securities. Because of GlobeFlex's small size and the range of duties that Employees may have, all Employees are considered "access persons," and "access person" procedures, standards and restrictions that might be imposed only on a limited subset of employees in another, larger organization, apply to all GlobeFlex Employees.


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OTHER IMPORTANT CONCEPTS AND TERMS. This Code uses certain terms that have very specific meanings. Specially defined terms are capitalized. Some of them are defined in the context in which they are used. Others, used throughout this Code, are described below.

BENEFICIAL       The concept of "beneficial ownership" of securities is broad and includes
INTEREST OR      many diverse situations. An Employee has a "beneficial ownership" interest in
BENEFICIAL       not only securities he or she owns directly, and not only securities owned by
OWNERSHIP        others specifically for his or her benefit, but also (i) securities held by the
                 Employee's spouse, minor children and relatives who live full time in the
                 Employee's home, and (ii) securities held by another person if by reason of any contract, understanding, relationship, agreement or other arrangement the
                 Employee obtains benefits substantially equivalent to ownership.(2) For these purposes, the term "spouse" includes a person with whom an Employee may register as a domestic partner in California.(3) EXAMPLES OF SOME OF THE MOST COMMON
                 ARRANGEMENTS THAT CREATE "BENEFICIAL OWNERSHIP" ARE SET FORTH IN APPENDIX 1. IT IS VERY
                 IMPORTANT TO REVIEW APPENDIX 1 IN DETERMINING COMPLIANCE WITH REPORTING REQUIREMENTS AND
                 TRADING RESTRICTIONS.

                 This broad definition of "beneficial ownership" is for purposes of this Code only; it does not necessarily apply for purposes of other securities laws or for purposes of estate or income tax reporting or liability. To accommodate potential differences in concepts of ownership for other purposes, an
                 Employee may state in any report required by this Code that including a security or transaction in that report shall not be construed as an admission that the Employee has any direct or indirect beneficial ownership in the security.(4) Whether or not a report carries such a disclaimer is a personal decision on which GlobeFlex will make no recommendation. Accordingly, an
                 Employee may wish to consult his/her own attorney on this issue.

CCO              Many of the specific procedures, standards, and restrictions described in this
                 Code involve consultation with the Chief Compliance Officer ("CCO").
                 Employees should consult with the CCO regarding such matters.

COVERED          Many of the procedures, standards and restrictions in this Code govern
ACCOUNTS         activities in "Covered Accounts." Securities accounts of which GlobeFlex is a beneficial owner are generally considered Covered Accounts. However, clients that are investment partnerships of which GlobeFlex is a general partner or from which GlobeFlex receives fees based on capital gains are generally not considered Covered Accounts despite the fact that GlobeFlex or Employees may be considered to have an indirect beneficial ownership interest in them.


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(2)  For example, a "relationship" that could be viewed as conferring benefits substantially equivalent to ownership might include a committed cohabitation relationship in which one or both partners rely on the other for financial support. The CCO will consider each situation individually.
(3)  SEE California Family Code Section 297.
(4) For example, if a parent or custodian sold securities owned by a minor child under a Uniform Gifts to Minors Act, the other parent would report such transaction, but could disclaim beneficial ownership in his or her Quarterly Report.


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
                 A Covered Account includes any account at a bank, broker, dealer, or similar financial institution that (i) holds securities of any kind (not just Reportable
                 Securities) AND (ii) either is registered in an Employee's name or holds securities for the Employee's direct OR INDIRECT benefit (I.E., the Employee has any direct or indirect "beneficial ownership interest" in securities in the account).(5)

REPORTABLE       GlobeFlex requires Employees to provide periodic reports regarding
SECURITY         transactions and holdings in any security (I.E. a "Reportable Security"), OTHER
                 THAN:

                    o    Direct obligations of the Government of the United
                         States;

                    o Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

                    o    Shares issued by money market funds; and

                    o Shares issued by open-end mutual funds other than exchange traded funds ("ETFS") (6) and mutual funds for which GlobeFlex acts as an investment adviser or sub-adviser ( "FUND CLIENTS" ).

SECURITY         For purposes of this Code (and the Insider Trading Policy) the term "security"
                 includes not only stocks, bonds, debentures, limited partnership interests, mutual fund shares, and ETF shares, but also options, rights, warrants, futures contracts, convertible securities, and securities that are related to a security in which GlobeFlex's clients may effect transactions or as to which GlobeFlex may make recommendations (sometimes also referred to as "related securities").

SPECIFIC RULES ARE NOT EXCLUSIVE. This Code's procedures, standards, and restrictions do not and cannot address each potential conflict of interest. Rather, they attempt to prevent some of the more common types of problems. Ethics and faithful discharge of GlobeFlex's fiduciary duties require adherence to the spirit of this Code and an awareness that activities other than personal securities transactions could involve conflicts of interest. (For example, accepting favors from broker-dealers could involve an abuse of an Employee's position. GlobeFlex is a natural object of cultivation by securities dealers and it is possible that this consideration could impair GlobeFlex's objectivity.) If there is any doubt about a transaction for a Covered Account, the CCO should be consulted.


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(5)  Certain types of accounts in which an Employee has beneficial ownership may be excepted from the definition of Covered Accounts, provided that the Employee can demonstrate to the CCO's satisfaction that the Employee does not have "any direct or indirect influence or control" over such an account. The most common example of such a situation is where securities are held in a trust of which an Employee is a beneficiary but is not the trustee and has no control or influence over the trustee. This exception is very limited and will be construed narrowly. Questions about "influence or control" or otherwise about beneficial ownership should be directed to the CCO.
(6) While many ETFs are organized as open-end investment companies, many are not. To avoid confusion, and consistent with SEC policies, ALL ETFs, whether or not organized as open-end investment companies, are Reportable Securities under this Code.


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

                                  II. POLICIES

All Employees must comply with the following policies.

ILLEGAL ACTIVITIES. Although fiduciary duties require more than simply avoiding illegal and inappropriate behavior, at a minimum all Employees should be aware that, as a matter of policy and the terms of their employment with GlobeFlex, the following types of activities are strictly prohibited.

     1. Using any device, scheme or artifice to defraud, or engaging in any act, practice, or course of conduct that operates or would operate as a fraud or deceit upon, any client or prospective client or any party to any securities transaction in which GlobeFlex or any of its clients is a participant.

     2. Making any untrue statement of a material fact or omitting to state to any person a material fact necessary in order to make the statements GlobeFlex has made to such person, in light of the circumstances under which they are made, not misleading.

     3. Engaging in any act, practice, or course of business that is fraudulent, deceptive, or manipulative, particularly with respect to a client or prospective client.

"INSIDER TRADING." It is GlobeFlex's policy that no Employee may engage in what is commonly known as "insider trading": (i) trading, either in a Covered Account or on behalf of any other person (including client accounts), on the basis of material nonpublic information; or (ii) communicating material nonpublic information to others in violation of the law. GlobeFlex has adopted an "Insider Trading Policy" that describes more fully what constitutes "insider trading" and the legal penalties for engaging in it. That policy is attached to this Code as Appendix 2. Each Employee must review the Insider Trading Policy annually and sign an acknowledgment that he or she has done so. Employees should refer to the Insider Trading Policy (as well as this Code) whenever an Employee believes he or she may have material nonpublic information.

FRONTRUNNING AND SCALPING. It is GlobeFlex's policy that no Employee may cause or permit a Covered Account to engage in what is commonly known as "frontrunning" or "scalping": buying or selling securities prior to clients in order to benefit from any price movement that may be caused by client transactions or GlobeFlex's recommendations regarding the security.(7) To prevent frontrunning or scalping, no Employee may cause or permit a Covered Account to buy or sell a security when he or she knows GlobeFlex is actively considering the security for purchase or sale (as applicable) in client accounts. The Investment Team will maintain a current listing of securities (i) as to which GlobeFlex has "Recommendation Information" or (ii) that are held in any client account, and will make the information available to the CCO for consultation in determining whether or not to clear a proposed transaction, as described below. Any decision by GlobeFlex that it will purchase or sell a particular security for its clients' accounts or that it will recommend that its clients buy or sell a particular security is considered "Recommendation Information." Recommendation Information also includes any research that could reasonably be expected to lead to a buy or sell decision or recommendation.


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(7)  These practices may also constitute illegal "insider trading". Some of the specific trading rules described below are also intended, in part, to prevent frontrunning and scalping.


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                       III. SPECIFIC RULES AND PROCEDURES

All Employees must comply with the following specific rules and procedures.

PRECLEARANCE. No Employee may cause or permit a Covered Account to buy, sell, or pledge any of the following types of securities without obtaining written clearance from the CCO BEFORE the transaction.

     o    Any individual equity.

     o    Any security in a limited offering or private placement. (8)

     o Any security in an initial public offering (including debt securities).(9)

     o    Any shares of a Fund Client. (10)

The preclearance must specify the securities involved, must be dated, and must be signed by the CCO. Transaction orders must be placed within three trading days after the day approval is granted.

IT IS EACH EMPLOYEE'S RESPONSIBILITY TO BRING PROPOSED TRANSACTIONS TO THE CCO'S ATTENTION AND TO OBTAIN FROM THE CCO FOLLOW-UP WRITTEN DOCUMENTATION OF ANY ORAL CLEARANCE. Transactions effected without preclearance are subject, in the CCO's discretion (after consultation with other members of management, if appropriate), to being reversed or, if the Employee made profits on the transaction, to disgorgement of such profits. Additionally, the CCO's trades shall be approved by the Chief Executive Officer ("CEO") or Chief Investment Officer ("CIO"). Preclearance forms are available from the CCO.

The CCO need not specify the reasons for any decision to clear or deny clearance for any proposed transaction. Here are some general principles that may be involved in decision-making, although they are not hard and fast, and will not always apply:

     o As a general matter, due to the difficulty of showing that an Employee did not know of client trading activity or Recommendation Information, the CCO should not be expected to clear transactions in securities as to which GlobeFlex has Recommendation Information, although the CCO may determine that a particular transaction in such a security does not, under the circumstances, create the appearance of impropriety and permit it. (11)

     o Transactions in large-capitalization securities with high trading volume and float are likely to be precleared in the ordinary course, due to the low likelihood that trading by GlobeFlex in client accounts would affect market prices.

     o In determining whether to approve a private placement transaction, the CCO will consider, among other factors, whether the investment opportunity might be appropriate for client


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(8)  This would include investments made through online crowdfunding (capital raising) portals.
(9) Generally, to be clear that a purchase was not made as part of an initial public offering, a Covered Account may not buy the issuer's securities until at least one day after the initial offering.
(10) Reminder: shares of open-end mutual funds (other than Fund Clients) do not require preclearance or reporting. ETF and closed-end investment company trades do not require preclearance, but do require reporting.
(11) For example, if an Employee seeks to sell a security he or she has owned for a significant time and GlobeFlex is considering buying the same or a related security for clients, the CCO may determine no appearance of impropriety exists.


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          accounts and whether the investment opportunity is being offered to the Employee by virtue of his or her position with GlobeFlex.(12) An Employee who has acquired securities in a private placement must notify the CCO if he or she is to participate in subsequent consideration of an investment by client accounts in securities of the same issuer. In such circumstances, a decision to acquire securities of that issuer for client accounts must be reviewed independently by an investment-level Employee with no personal interest in that issuer prior to placing an order. If no such Employee exists, the transaction may not be effected for client accounts without specific client approval.

     o    Short sales generally will not be approved.

PRIVATE PLACEMENTS. As stated in the Preclearance section, Covered Account purchases of securities in private placements must be cleared in advance by the CCO. These include not only private placements of stock in operating companies, but also, among other things, private investment funds, including venture capital funds, hedge funds, private equity funds, and real estate funds.

SERVICE AS A DIRECTOR. No Employee may serve as a director of a publicly-held company without prior approval by the CCO and CIO (or another officer, if the CIO is the proposed board member) based upon a determination that service as a director would be in the best interests of GlobeFlex or at least not adverse to GlobeFlex's or its clients' interests. In the limited instances in which such service is authorized, Employees serving as directors will be isolated from decision making as to the securities of that company through procedures determined by the CCO to be appropriate in the circumstances.

"BLACKOUT" PERIOD. No Employee may cause or permit a Covered Account to (i) BUY a security within seven calendar days BEFORE any client account BUYS the same or a related security, (ii) SELL such a security within seven days BEFORE any client account SELLS the same or a related security, (iii) SELL a security within seven days AFTER any client account has BOUGHT the same or a related security or (iv) BUY a security within seven days AFTER any client account has SOLD the same or a related security. No Employee may cause or permit a Covered Account to execute a transaction in a security on any day during which there is pending for any client any order in the same security until the order is executed or withdrawn, regardless of whether or not the CCO has cleared the transaction (E.G. earlier in the day than the time at which an order was first placed for a client). Each of the periods described above in which Covered Account transactions are not permitted is referred to as a "blackout period."

If an Employee effects a transaction (in compliance with preclearance and other requirements) and GlobeFlex then, within the applicable blackout period, effects same-way transactions for client accounts in the same or a related security, the Employee may or may not be considered to have violated the blackout period requirements. In making this determination, the CCO may request that the Employee submit a written explanation, including a representation that he or she was not aware of any pending client account transaction in the same security at the time of his/her request for preclearance or execution of the transaction. If the CCO, in her or his discretion, accepts the explanation, the Employee will be considered not to have violated the blackout period requirements and the transaction may stand.


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(12) In making this determination, the CCO will often be expected to consult with the Investment Team.

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If not, the Covered Account may be required to rescind the transaction, which may involve disgorging any profits realized on the transaction, possibly for crediting to client accounts. The relevant Employee could also be subject to other sanctions.

LIMITATION ON SHORT-TERM TRADING. No Employee may cause or permit a Covered Account to engage in the purchase and sale, or sale and purchase, of the same (or related) equity securities within any period of 60 calendar days. GlobeFlex may cause any profits realized by a Covered Account on trades within the 60-day period to be disgorged to GlobeFlex, in most cases for crediting to client accounts, and may subject the relevant Employee to other sanctions.

OPTIONS AND SIMILAR DERIVATIVE SECURITIES. No Covered Account may buy, own, or trade in any options or futures contracts on any securities or securities indices; PROVIDED that the CCO may grant exceptions in circumstances in which she determines that no potential exists for the appearance of impropriety and that this prohibition would result in unreasonable hardship for the Employee or other beneficial owners of a Covered Account. For example, it may be inappropriate to prohibit the spouse of an Employee from receiving and owning Employee stock options from his or her employer, provided the exercise of the options is subject to preclearance and the other rules applicable to securities transactions by Covered Accounts.(13) COMMISSIONS. Employees may negotiate with broker-dealers regarding the commissions charged for their personal transactions but may not enter into any arrangement for a Covered Account to pay commissions at a rate that is better than the rate available to clients through similar negotiations.

GIFTS. No Employee may receive any gift or other thing of more than nominal value from any person or entity that does business with or on behalf of any client or with GlobeFlex. All gifts in excess of $100 must be reported to the CCO. Please see GlobeFlex's Gifts and Entertainment Policy and Procedure for additional details.

DUTIES OF CONFIDENTIALITY. All Recommendation Information and all information relating to clients' portfolios and activities is STRICTLY CONFIDENTIAL. Consideration of a particular purchase or sale for a client account may not be disclosed except to authorized persons.

EXCEPTIONS. The CCO may permit exceptions to the specific rules described in this section, but must make a record of documentation to substantiate the reasons for any exception permitted.


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(13) In such a circumstance, if the employer's securities are held in client accounts, a further exemption will be required to allow the ownership and exercise of the options and the ownership and/or sale of the underlying stock.


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                             IV. EMPLOYEE REPORTING

INITIAL REPORT. Within ten (10) days after becoming an Employee, each new Employee must disclose to the CCO in writing the name of each financial institution with which he or she maintains a Covered Account and all of the Reportable Securities in which he or she has a direct or indirect beneficial ownership interest. The report must reflect Covered Accounts and Reportable Securities as of a date no more than 45 days before the person became an Employee and must include the details called for in the report form.

ANNUAL REPORT. Each Employee must disclose Covered Accounts and Reportable Securities holdings information within thirty (30) days after the end of each calendar year while employed by GlobeFlex. The report must reflect information as of a date no more than 45 days before the report is submitted and must include the details called for in the report form.

QUARTERLY REPORTS. Each Employee must report to the CCO within thirty (30) days after each quarter ends all transactions in Reportable Securities in all of the Employee's Covered Accounts during the preceding quarter. In addition, each Employee must report all transactions for the account of each person or entity
(i) that is not a client of GlobeFlex and (ii) for whom the Employee manager provides investment management services or to whom the Employee gives investment or voting advice.(14)

In completing reports, Employees must note that:

     a. Each Employee must file a report every quarter whether or not there were any transactions in Reportable Securities;

     b. Reports must show all sales, purchases, or other acquisitions or dispositions, including gifts, the rounding out of fractional shares, exercises of conversion rights, exercises or sales of subscription rights and receipts of stock dividends or stock splits;

     c. Reports as to family and other Covered Accounts that are fee-paying clients of GlobeFlex need merely list the account number; transactions need not be itemized;

     d. Employees need not report transactions in direct obligations of the U.S. Government or shares of registered open-end investment companies (other than Fund Clients and ETFs);

     e. Reports must also identify any Covered Account that was newly established during the quarter or in which the Employee acquired any direct or indirect "beneficial ownership interest" during the quarter; and

     f.   Each report must be signed and dated.



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(14) If possible, all transactions in Reportable Securities should be listed on a single form. If necessary, because of the number of transactions, a second form should be attached and marked "continuation." All information called for in each column must be completed for every security listed on the report.


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COVERED ACCOUNTS. Each Employee must instruct each broker-dealer or other financial institution at which the Employee has a Covered Account that holds or intends to trade in any securities that are subject to the preclearance requirements described above to provide GlobeFlex with duplicates of all trade confirmations and all monthly or other periodic statements.

1/2 OF 1% HOLDINGS. GlobeFlex may limit its investment of client assets in securities if Employees have positions in those securities and/or related securities that exceed levels the Investment Team considers appropriate. To help GlobeFlex make these decisions, the Quarterly Report requires each Employee to identify any company of which he or she "beneficially owns" more than 1/2 of 1% of the outstanding voting shares and specify the amount held. The Employee must be sure to include all holdings considered to be "beneficially owned," including amounts owned by his or her spouse, minor children, or trusts of which he or she, or members of his or her immediate family, is trustee.

CONFIDENTIALITY. All statements of holdings, duplicate trade confirmations, duplicate account statements, and quarterly reports will generally be held in confidence by the CCO. However, the CCO may provide access to any of those materials to other members of GlobeFlex's management in order to resolve questions regarding compliance with this Code and regarding potential purchases or sales for client accounts, and GlobeFlex may provide regulatory authorities with access to those materials where required to do so under applicable laws, regulations, or orders of such authorities.

                            V. PROCEDURES; SANCTIONS

TRANSACTION MONITORING. To determine whether Employees have complied with the rules described above (and to detect possible insider trading), the CCO will review duplicate trade confirmations provided pursuant to those rules. The CCO will also compare Quarterly Reports, account statements, and/or trade confirmations with preclearance records to determine whether Employees are complying with the requirements. The CCO will compare transactions in Covered Accounts with transactions in client accounts for transactions or trading patterns that suggest potential frontrunning, scalping, or other practices that constitute or could appear to involve abuses of Employees' positions. The CCO will also review Initial and Annual Reports for consistency with Quarterly Reports.

CERTIFICATION OF COMPLIANCE. Employees will promptly be provided with any amendments to the Code. By January 30 of each year, each Employee must certify that he or she has read and understands this Code, that he or she recognizes that this Code applies to him or her, and that he or she has complied with all of the rules and requirements of this Code, including reporting all securities transactions required to be reported.

RETENTION OF REPORTS AND OTHER RECORDS. The CCO will maintain at GlobeFlex's principal office for at least five years a confidential (subject to inspection by regulatory authorities) record of each reported violation of this Code and of any action taken as a result of such violation. The CCO will also cause to be maintained in appropriate places all other records relating to this Code that are required to be maintained by Rule 17j-1 under the Investment Company Act and Rule 204-2 under the Advisers Act, as well as under applicable state laws.

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REVIEW BY MANAGEMENT. The CCO will prepare a quarterly summary for the CEO that identifies:

     1. Any violations of the Code concerning personal investing by Employees that occurred during the past quarter; and

     2. Any recommended changes to the Code or related procedures based upon GlobeFlex's experience thereunder, evolving industry practice, or developments in applicable laws or regulations.

REPORTS OF VIOLATIONS. Any Employee who learns of any violation, apparent violation, or potential violation of this Code is required to advise the CCO as soon as practicable. The CCO will then take such action as may be appropriate under the circumstances. There will be no retaliation against Employees for reporting known or suspected violations of this Code.

SANCTIONS. Upon discovering that any Employee has failed to comply with the requirements of this Code, GlobeFlex may impose on that Employee whatever sanctions management considers appropriate under the circumstances, including censure, suspension, limitations on permitted activities, or termination.

                    ----------------------------------------

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ACKNOWLEDGMENT OF RECEIPT AND CERTIFICATION

I have received, read, understand, and acknowledge that I am subject to and agree to abide by the guidelines set forth in this Code of Ethics and Conduct. I further certify that I have complied with this Code (including the Insider Trading Policy attached thereto) since the last date of my certification, and that I have disclosed or reported all accounts and personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code. I understand that any violation of the Code may lead to sanctions, including my dismissal for cause.

-------------------------------
          SIGNATURE

-------------------------------
            NAME

-------------------------------
            DATE



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                                   APPENDIX 1

                        EXAMPLES OF BENEFICIAL OWNERSHIP

1. By an Employee for his/her own benefit, whether bearer, registered in his/her own name, or otherwise;

2. By others for the Employee's benefit (regardless of whether or how registered), such as securities held for the Employee by custodians, broker-dealers, relatives, executors or administrators;

3.   For an Employee's account by a pledgee;

4. By a trust in which an Employee has an income or remainder interest unless the Employee's only interest is to receive principal if (a) some other remainderman dies before distribution or (b) if some other person can direct by will a distribution of trust property or income to the Employee;

5. By an Employee as trustee or co-trustee, where either the Employee or any member of his/her immediate family (I.E., spouse (including a person with whom the Employee is eligible to register as a domestic partner under the law of the state in which the Employee lives (a "DOMESTIC PARTNER")), children and their descendants, stepchildren, parents and their ancestors, and stepparents, in each case treating a legal adoption as blood relationship) has an income or remainder interest in the trust;

6. By a trust of which the Employee is the settlor, if the Employee has the power to revoke the trust without obtaining the consent of all the beneficiaries;

7. By a partnership in which the Employee or a company the Employee controls (alone or jointly with others) is a general partner, or by a limited liability company in which the Employee or a company the Employee controls (alone or jointly with others) is a manager, managing member, or in an equivalent position;

8. By any other type of company controlled by the Employee alone or jointly with others;

9. In the name of the Employee's spouse (including a domestic partner) unless legally separated;

10. In the name of minor children of the Employee, or in the name of any relative (including an adult child) of the Employee or of his/her spouse (including a domestic partner), who is presently sharing the Employee's home. This applies even if the securities were not received from the Employee and the dividends are not actually used for the maintenance of the Employee's home;

11. In the name of any person other than the Employee and those listed in (9) and (10) above, if by reason of any contract, understanding, relationship, agreement, or other arrangement the Employee obtains benefits substantially equivalent to those of ownership(25); and

12. In the name of any person other than the Employee, even though the Employee does not obtain benefits substantially equivalent to those of ownership (as described in (11) above), if the Employee can vest or revest title in himself/herself.


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(25) For example, a "relationship" that could be viewed as conferring benefits substantially equivalent to ownership might include a committed cohabitation relationship in which one or both partners rely on the other for financial support. The CCO will consider each situation individually.


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

                                   APPENDIX 2

                            GLOBEFLEX CAPITAL, L.P.

                             INSIDER TRADING POLICY

SECTION I. POLICY STATEMENT

It is the policy of GlobeFlex Capital, L.P. ("GlobeFlex") that no officer, director or employee may (i) trade, either personally or on behalf of others (including investment companies, collective investment funds, and common trust funds), on the basis of material nonpublic information or (ii) communicate material nonpublic information to others in violation of the law -- conduct that is commonly called "insider trading." This policy applies to every employee, officer, and director and extends to activities both within and outside of their duties at GlobeFlex. Each such employee, officer or director must read this policy statement and acknowledge his or her understanding of it. Terms used in this policy but not defined will have the meanings given them in GlobeFlex's Code of Ethics and Conduct.

The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") and to the communication of material nonpublic information to others. The law concerning insider trading is generally understood to prohibit:

     o Trading by an "insider" while he or she is in possession of material nonpublic information;

     o Trading by a non-insider while he or she is in possession of material nonpublic information, if the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated; and

     o Communicating material nonpublic information to others in violation of one's duty to keep such information confidential.

The elements of insider trading and the penalties for it are discussed below. If employees have any questions after reviewing this policy statement, they should consult the Chief Compliance Officer ("CCO").

A. WHO IS AN INSIDER?

The concept of an "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include certain "outsiders" such as, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. According to the United States Supreme Court, before such an "outsider" may be considered a "temporary insider", the company's relationship with the outsider must be such that the company reasonably expects him or her to keep the disclosed nonpublic information confidential.

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B. WHAT IS MATERIAL INFORMATION?

Trading on inside information is not a basis for liability unless the information is "material." Information generally is material if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or if public dissemination of it is reasonably certain to have a substantial effect on the price of a company's securities. Information that should be presumed to be material includes, but is not limited to: dividend changes; earnings estimates; changes in previously released earnings estimates; significant merger or acquisition proposals or agreements; commencement of or developments in major litigation; liquidation problems; and extraordinary management developments.

Material information does NOT have to relate to a company's business. For example, in one case, the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security.(26) In that case, a WALL STREET JOURNAL reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the JOURNAL and whether those reports would be favorable or not.

Perhaps more importantly, knowledge of a decision, or an impending decision, by GlobeFlex to buy or sell a security for its clients or to recommend a security can constitute "material" information.

C. WHAT IS NONPUBLIC INFORMATION?

Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, REUTERS ECONOMIC SERVICES, THE WALL STREET JOURNAL or other publications of general circulation would be considered public.

D. BASES FOR LIABILITY.

     1. FIDUCIARY DUTY THEORY.

In 1980, the Supreme Court found that there is no GENERAL duty to disclose before trading on material nonpublic information, but that such a duty arises only where there is a fiduciary relationship. That is, there must be a relationship between the parties to the transaction such that one party has a right to expect that the other party will disclose any material nonpublic information or refrain from trading.(27)

In DIRKS V. SEC,(28) the Supreme Court stated alternate theories under which non-insiders can acquire the fiduciary duties of insiders: they can enter into a confidential relationship with the company through which they gain information (e.g., attorneys, accountants); or they can acquire a fiduciary duty to the company's shareholders as "tippees" if they are aware or should have been aware that they have been given confidential information by an insider who has violated his fiduciary duty to the company's shareholders.


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(26) CARPENTER V. U.S., 108 U.S. 316 (1987).
(27) CHIARELLA V. U.S., 445 U.S. 22 (1980).
(28) 463 U.S. 646 (1983).


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In the "tippee" situation, a breach of duty occurs only if the insider personally benefits, directly or indirectly, from the disclosure. However, the benefit does not have to be monetary: it can be a gift, a reputational benefit that will translate into future earnings, or even evidence of a relationship that more obscurely suggests a "quid pro quo."

     2. MISAPPROPRIATION THEORY.

Another basis for insider trading liability is the "misappropriation" theory, where trading occurs on material nonpublic information that was stolen or misappropriated from any other person. In CARPENTER V. U.S.,(29) the Court found that a columnist defrauded THE WALL STREET JOURNAL when he stole information from the JOURNAL and used it for trading in the securities markets.


The misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.

     3. TAKEOVER-RELATED INFORMATION.

One of the most abused types of material nonpublic information is information regarding impending corporate takeovers. To address historical abuses, the SEC adopted Rule 14e-3 under the Securities Exchange Act of 1934. That Rule imposes liability, in addition to any liability that may arise under the other theories described above, for trading while in possession of material information relating to a tender offer if the person trading knows OR HAS REASON TO KNOW that the information is nonpublic and has been obtained directly OR INDIRECTLY from (i) the offeror, (ii) the target company, or (iii) any officer, director, partner or employee, or any other person acting on behalf of, either the offeror or the target company.

E. PENALTIES FOR INSIDER TRADING.

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in the trading (or tipping) and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:


     o    Civil injunctions

     o Damages in a civil suit as much as three times the amount of actual damages suffered by other buyers or sellers

     o    Disgorgement of profits

     o    Jail sentences

     o Fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefitted

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(29) 108 U.S. 316 (1987).


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

     o Fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided

     o    Prohibition from employment in the securities industry.

In addition, any violation of this policy statement can be expected to result in serious disciplinary measures by GlobeFlex, including dismissal of the persons involved.

SECTION II. PROCEDURES TO IMPLEMENT THE POLICY AGAINST INSIDER TRADING

The following procedures have been established to aid the officers, directors and employees of GlobeFlex in avoiding insider trading, and to aid GlobeFlex in preventing, detecting and punishing insider trading. Every officer, director and employee of GlobeFlex must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If employees have any questions about these procedures they should consult the CCO.

A. IDENTIFYING INSIDE INFORMATION.

Any time an employee thinks he/she may have inside information about a company, before placing ANY trade in that company's securities, either for the employee or others (including GlobeFlex clients), and before advising anyone (including GlobeFlex clients) to trade, in that company's securities, the employee must consider the following questions:

     o IS THE INFORMATION MATERIAL? Is this information that an investor would consider important in making his or her investment decisions? Is it information that would substantially affect the market price of the securities if generally disclosed?

     o IS THE INFORMATION NONPUBLIC? To whom has this information been provided? Has it been effectively communicated to the marketplace by appearing on the Dow Jones wire or by being published in Reuters, The Wall Street Journal or other publications of general circulation?

If, after asking these questions, an employee believes the information is material and nonpublic, or has questions as to whether the information is material and nonpublic, the following steps should be taken:

     1.   The matter should be reported immediately to the CCO.

     2. The employee must not purchase or sell the security for him/herself or on behalf of others, including investment companies, collective investment funds, common trust funds or other accounts managed or advised by GlobeFlex.

     3. The employee must not communicate the information inside or outside GlobeFlex, other than to the CCO.


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     4.   After the CCO has reviewed the issue, the employee will be instructed to continue the prohibitions against trading and communication, or will be allowed to trade and communicate the information.


B. PERSONAL SECURITIES TRADING.

GlobeFlex's Code of Ethics and Conduct requires all employees to submit to the CCO (i) an annual report of every covered account and reportable security in which they, their families (including the spouse, minor children and adults living in the same household), and trusts of which they are trustees, have a beneficial interest, and (ii) quarterly reports of all reportable securities transactions in which they and the foregoing entities and persons have participated. This reporting is in addition to any preclearance procedures that may apply. Failure to provide all the reports required under the Code of Ethics and Conduct constitutes a violation of these procedures as well.

C. RESTRICTING ACCESS TO MATERIAL NONPUBLIC INFORMATION

Information in an employee's possession that he/she identifies as material and nonpublic may not be communicated to anyone, including persons within GlobeFlex, except as provided in paragraph A above. In addition, employees should take steps to keep such information secure. For example, files containing material nonpublic information should be sealed and access to computer files containing material nonpublic information should be restricted.

D. RESOLVING ISSUES CONCERNING INSIDER TRADING

If, after considering the factors described in paragraph A, an employee is still not sure whether information he/she have about a company is material or nonpublic, or if the employee is unsure about whether or how these procedures apply to his/her situation, or about the propriety of any action, the employee must discuss the situation with the CCO before trading or communicating the information to anyone.

E. ACKNOWLEDGMENT

The acknowledgement of this Insider Trading Policy is included within the Code of Ethics Acknowledgement, detailed above.

SECTION III. SUPERVISORY PROCEDURES

Supervisory Procedures can be divided into two classifications - (A) prevention of insider trading and (B) detection of insider trading.

A. PREVENTION OF INSIDER TRADING


To prevent insider trading, GlobeFlex will:

     1. Provide educational materials to familiarize officers, directors and employees with GlobeFlex's policy and procedures;


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     2.   Designate a knowledgeable employee (the CCO) to answer questions regarding the policy and procedures;

     3. Resolve issues of whether information received by an officer, director or employee is material and nonpublic;

     4. Review on a regular basis and update as necessary the policy and procedures; and

     5. When it has been determined that an officer, director or employee has material nonpublic information,

          o Implement measures to prevent dissemination of such information, and

          o If necessary, restrict officers, directors and employees from trading the securities.

B. DETECTION OF INSIDER TRADING

To detect insider trading, the CCO will, on at least an annual basis:

     1. Review all trading activity reports filed by each officer, director and employee promptly after submission;

     2. Review the trading activity in GlobeFlex's own account and in accounts managed or advised by GlobeFlex; and

     3. Coordinate the review of such reports with the Chief Executive Officer and/or Chief Investment Officer as may be appropriate.

C. SPECIAL REPORTS TO MANAGEMENT

Promptly, upon learning of a potential violation of GlobeFlex's Insider Trading Policy and the procedures designed to detect and prevent insider trading, the CCO should prepare a written report to such other members of management as may be appropriate, providing full details and recommendations for further action.


D. RECORDKEEPING

GlobeFlex will designate an individual with responsibility for maintaining, in an accessible place, the following materials:

     o    A copy of the Insider Trading Policy;

     o A record of any violation of these procedures for the most recent five years, and a detailed synopsis of the actions taken in response;

     o    A copy of each transaction report required to be filed under Section
          II. B. for the most recent five years; and,

     o A list of all persons who are or have been required to file transaction reports.

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